Exhibit 10.6

AMENDMENT AND RESTATEMENT OF THE
VARCO INTERNATIONAL, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Effective as of November 15, 2001)

AMENDMENT AND RESTATEMENT OF THE

VARCO INTERNATIONAL, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Effective as of November 15, 2001)

ARTICLE I
PURPOSE AND DEFINITIONS

          1.01     Purpose and Effect of Amendments.  The purpose of this VARCO INTERNATIONAL, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the “Plan”) is to provide supplemental pension benefits to certain employees of VARCO INTERNATIONAL, INC. (the “Company”).  The Plan was originally effective January 1, 1991, and replaced and superseded any prior non-qualified Supplemental Executive Retirement Plans then in effect.

          Pursuant to the Agreement and Plan of Merger, dated as of March 22, 2000, between Tuboscope Inc., a Delaware corporation (“Tuboscope”), and Varco International, Inc., a California corporation (“Old Varco”), Old Varco was merged with and into Tuboscope effective as of May 30, 2000.  Effective upon the merger, Tuboscope, as successor to the merger, was renamed “Varco International Inc.” and succeeded to the obligations of Old Varco under the Plan.  The “Company,” as used herein, refers to Varco International, Inc., a Delaware corporation and the surviving corporation in such merger on and after May 30, 2000 and refers to Old Varco before May 30, 2000.

          The Plan is hereby amended and restated effective as of November 15, 2001 (the “Effective Date”).  The terms of the Plan, as so amended and restated on the Effective Date, shall apply to each Participant who is an employee of the Company or one of its subsidiaries on or after the Effective Date and is listed on Exhibit A hereto.  The terms of the Plan in effect prior to the Effective Date shall continue to apply to all other Participants in the Plan and listed on Exhibit B hereto.

          1.02     Definitions.  The following terms have the meanings set forth below.

(a)	“Administrator” means the officer or officers to which administrative duties and responsibilities under the Plan may be delegated by the Committee under Article V.

(b)	“Board” means the Board of Directors or governing body that has the authority to bind the Company.

(c)

“Change in Control” means (i) any person or persons acting in concert becoming the beneficial owner, directly or indirectly, of securities of the Company representing forty (40%) percent or more of the total voting power of all of its then outstanding voting securities, (ii) a merger or consolidation of the Company in which (x) the voting securities of the Company immediately prior to the merger or consolidation do not represent, or are not converted into, securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation or (y) individuals who were directors of the Company immediately prior to the effectiveness of such merger or consolidation do not constitute a majority of the Board of Directors of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of the Company (other than a sale to one or more subsidiaries of the Company), (iv) a liquidation or dissolution of the Company, or (v) individuals who, as of May 18, 2000, constituted the Board of Directors (the “Incumbent Board”) cease (for any reason other than death) to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to May 18, 2000, whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

(d)	“Committee” means the Compensation Committee of the Board of Directors in charge of administering the Plan, as provided in Article V.

(e)	“Company” means Varco International Inc., a Delaware corporation, and any successor entity.

(f)

“Disability” means a physical or mental condition sufficient to initially qualify the Participant for benefits pursuant to the terms of the Company’s group long-term disability insurance plans then in force and effect.

(g)	“Early Retirement” means the date a Participant retires from employment with the Company and its subsidiaries after attaining age 55 (and prior to attaining age 65).

(h)	“Normal Retirement” means the date a Participant retires from employment with the Company and its subsidiaries after attaining age 65.

(i)	“Participant” means an employee who has met the participation requirements of Article II of this Plan.

(j)	“Plan” means the Amendment and Restatement of the Varco International, Inc. Supplemental Executive Retirement Plan, as contained herein, as the same may be amended and/or restated from time to time.

(k)	“Retirement” means a Participant’s Early Retirement or Normal Retirement.

(l)

“Spouse” means the person to whom benefits under this Plan are to be paid in the event of the death of the Participant, in the following order:  (i) the spouse of a Participant who is legally married to the Participant on the date of the Participant’s death, and if no person is so legally married to the Participant at such time or in the event of the prior death of the spouse of the Participant; then (ii) to the beneficiary designated by the Participant on any Company approved form, and if no beneficiary has been so designated; then (iii) to the person(s) entitled to benefits under the Participant’s will or the laws of descent and distribution, as applicable.

(m)	“Trust Agreement” means the agreement, if any, reached between the Company and the Trustee for the administration of the Trust Fund.

(n)	“Trust” means the trust, if any, established by the Company for purposes of holding all contributions used to fund the benefits provided by the Plan.

(o)	“Trustee” means the Trustee named in the Trust Agreement, or any successor thereof.

(p)

“Years of Service” means, with respect to a Participant, the number of calendar years in which such Participant completes 1,000 or more hours of service as an employee with the Company and/or its subsidiaries.  For purposes of this subsection, a Participant’s employment with Tuboscope and its subsidiaries (and their predecessors), or a Participant’s employment with Old Varco and its subsidiaries (and their predecessors) prior to May 30, 2000, shall be treated as employment with the Company and its subsidiaries.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

          2.01     Eligibility.  Each employee who is an executive officer of the Company and is designated by the Board for eligibility in this Plan will be eligible to become a Participant with respect to the benefits provided under Article III.

          2.02     Participation.  Each employee who is eligible to become a Participant under Section 2.01 will become a Participant at the time he is designated a Participant by the Board and such employee acknowledges the terms of such employee’s participation in the Plan in writing on a form provided by the Committee.

          In addition, the employees who hold the following positions on the Effective Date shall become Participants effective as of the Effective Date:  Chairman and Chief Executive Officer; President and Chief Operating Officer; Executive Vice President and Chief Financial Officer; President, Drilling Equipment; President, Services; Vice President and General Counsel; Vice President, Human Resources and Administration; and Vice President, Corporate Development.  The employees who hold such positions as executive officers of the Company as of the Effective Date are listed on Exhibit A hereto.

          2.03     Termination of Participation.  A Participant’s participation hereunder will terminate when all of his benefits under the Plan have been paid in full.

ARTICLE III
BENEFITS

          3.01     Benefits for Normal Retirement

(a)

Upon Normal Retirement, each Participant shall have a nonforfeitable right to receive a supplemental pension benefit of an annual fixed dollar amount equal to 50% of the average of such Participant’s highest (not necessarily consecutive) five calendar years of base salary from the Company and/or its subsidiaries, except as provided in Section 3.02(c).  The base salary of a Participant for employment during any calendar year that is greater than six months but less than the full calendar year shall be annualized for purposes of these calculations.  For example, if an Employee who is 100% vested and who turns 65 on August 1, 1997, wants to retire at that time, and he earned a base salary of $110,000 in 1993, $115,000 in 1994, $120,000 in 1995, $125,000 in 1996, and $130,000 annualized for 1997, for a total of $600,000.  His average base salary for his highest five calendar years would be $120,000.  His annual benefit would be 50% of $120,000 or $60,000 ($5,000 per month).  This annual benefit is a guaranteed benefit payable for 120 months to the Participant and, in the event of his death prior to receiving 120 payments, the remaining payments would continue to his Spouse until a total of 120 payments have been made.  Notwithstanding the forgoing, if the Participant is hired after attaining age 50, the amount otherwise payable shall be multiplied by a fraction in which the numerator is Years of Service at Normal Retirement and the denominator is 15.

(b)

For purposes of this Section, a Participant’s base salary from employment with Tuboscope and its subsidiaries (and their predecessors), or from Old Varco and its subsidiaries prior to May 30, 2000, shall be treated as base salary from the Company and its subsidiaries (and their predecessors).

          3.02     Benefits for Early Retirement or Termination of Employment Prior to Normal Retirement

(a)

Upon Early Retirement, or other termination of employment prior to reaching Normal Retirement, each Participant shall have a non-forfeitable right to receive the vested portion of the benefit for Normal Retirement set forth in Section 3.01, except that such benefit shall be pro-rated for actual service by multiplying the benefit determined pursuant to Section 3.01 by a fraction:  The numerator of this fraction is Years of Service at the earlier of Early Retirement or other termination of employment, and the denominator is Years of Service at age 65 (determined assuming that such Participant accrued a Year of Service for the calendar year of such Participant’s Early Retirement or other termination of employment and each subsequent calendar year until age 65).

(b)

The pro-rated benefit provided by Section 3.02(a) shall be payable at age 65, unless the Participant reaches age 55 and elects to begin receiving his benefit at or after that time.  If a Participant elects to begin receiving his benefit at or after age 55 and prior to age 65, such benefit shall be further reduced by 5% per year compounded, for each year benefits commence prior to age 65.  Such 5% per year reduction shall be applied pro-rata on a monthly basis for any period of less than a year.

(c)

Notwithstanding anything herein to the contrary, in the event of a termination of employment of a Participant prior to reaching Normal Retirement or in the event of the Early Retirement of a Participant, in each case, following a Change in Control:

(i)

for a Change in Control that occurs in the period from January 1, 2001 through and including January 1, 2006, such Participant’s benefits hereunder shall be determined based on 50% of the greater of:  (A) the average of such Participant’s highest five (not necessarily consecutive) calendar years of base salary as determined in accordance with Section 3.01(a) above; or (B) the average of such Participant’s base salary since January 1, 2001; and

(ii)

such Participant’s benefits hereunder shall not be prorated for service as described above in Section 3.02 (a).  However, in the event any payments hereunder will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and the Company has not agreed to reimburse such Participant (or otherwise compensate or make such Participant whole) for such excise taxes levied against the benefit payable to such Participant, the value of the increase in such benefit due to no prorating pursuant to 3.02(a) shall not be greater than three times such Participant’s base salary; and

(iii)

Section 3.02(b) shall apply to such Participant.  Thus, benefits shall be payable at age 65 unless such Participant elects payment at or after age 55 pursuant to Section 3.02(b), in which case such Participant’s benefits shall be subject to the proration for early payments provided in Section 3.02(b).

          3.03     Benefits for Death.   In the event of the death of the Participant while employed, the Participant’s Spouse shall have a non-forfeitable right to receive the Participant’s Normal Retirement benefit (not prorated pursuant to Section 3.02(a)) pursuant to Section 3.01, commencing at the time of death.

          3.04     Benefits for Long-Term Disability.  In the event of the Participant’s Disability while employed, the Participant shall have a non-forfeitable right to receive the same benefit as a Normal Retirement benefit (not prorated pursuant to Section 3.02 (a)) pursuant to Section 3.01, but payable at age 65 or death, if earlier.  If the Participant recovers from Disability before reaching age 65, he will be treated as Retired on the date of his recovery, unless he returns to work with the Company at such time.

          3.05     Benefit upon Termination of Supplemental Executive Retirement Plan.  In the event of the termination of the Plan, each eligible Participant shall have a non-forfeitable right to receive the same benefits as if the Plan was not terminated.

          3.06     Time and Manner of Payment.   The benefits payable under the Plan will be paid as set forth herein:

(a)

Normal Retirement.  The benefit for Normal Retirement pursuant to Section 3.01 shall be payable in monthly installments beginning at age 65 for a period of 120 months guaranteed.  If a Participant dies before receiving 120 total payments, the Participant’s Spouse shall continue to receive payments until 120 payments have been made.

(b)

Early Retirement, Termination of Employment.  The benefit for Early Retirement or termination of employment pursuant to Section 3.02 shall be payable in monthly installments for a period of 120 months guaranteed, beginning at age 65 or at such time the Participant elects earlier payments pursuant to Section 3.02(b).  If a Participant dies before receiving 120 total payments, the Participant’s Spouse shall continue to receive payments until 120 payments have been made.

(c)	Death. The benefit for Death pursuant to Section 3.03 shall be payable in monthly installments to the Participant’s Spouse beginning at the Participant’s death, for a period of 120 months guaranteed.

(d)

Long-Term Disability.  The benefit for Disability pursuant to Section 3.04 shall be payable in monthly installments beginning at age 65 or the Participant’s death, if earlier, for a period of 120 months guaranteed.  If the Participant dies before receiving 120 total payments, the Participant’s Spouse shall continue to receive payments until 120 payments have been made.

          3.07     Funding of Benefits.  The benefits payable under the Plan may be funded by periodic contributions to a Trust based upon determinations made by an actuary.

ARTICLE IV
VESTING

          4.01     Vesting.  If a Participant’s employment service is terminated prior to Normal Retirement, he shall be entitled to receive the vested percentage of his benefits pursuant to Article III in accordance with the following schedule:

Years of Service	Vested Percentage	Forfeited Percentage

Less than 1	0%	100%
1 but less than 2	10%	90%
2 but less than 3	20%	80%
3 but less than 4	30%	70%
4 but less than 5	40%	60%
5 but less than 6	50%	50%
6 but less than 7	60%	40%
7 but less than 8	70%	30%
8 but less than 9	80%	20%
9 but less than 10	90%	10%
10 or more	100%	0%

Notwithstanding the forgoing, in the event of a Change in Control, the Participant shall be 100% vested in his benefit payable pursuant to Article III.

ARTICLE V
ADMINISTRATION

          5.01     Administrative Powers and Duties.  The Committee shall administer the Plan.  The Committee may authorize one or more officers of the Company to act on behalf of the Committee with respect to administration of the Plan (the “Administrator”), in coordination with and under the direction of the Committee. All policy and discretionary decisions will be the responsibility of the Committee, and the Administrator will act under the direction of the Committee.  The Committee and Administrator will adopt rules that are consistent with Plan provisions.

          The Committee and/or the Administrator may retain auditors, accountants, legal counsel, and any other counsel it selects.  A Committee member or Administrator may himself act in any such capacity, acting in a similar capacity for the Company, and may be an employee of the Company.  The opinion of any such auditor, accountant, legal counsel, or other counsel will be full and complete authority, and the Committee and Administrator will be protected in respect to any action it takes or omits in good faith and in accordance with such opinion.

          The Board may assume any or all of the responsibilities and powers of the Committee under the Plan at any time and from time to time.  If a Committee or Board member is a Participant, he will not be allowed to vote on any decision that applies only to him or his Plan benefits.

          5.02     Expenses.  The Company will pay or reimburse the Committee and/or Administrator, as applicable, for all reasonable expenses incurred by the Committee and Administrator in the administration of the Plan, including the fees and compensation for the persons referred to in the second paragraph of Section 6.01.

ARTICLE VI
MISCELLANEOUS PROVISIONS

          6.01     Employment and Other Rights.  Nothing contained herein will require the Company to continue any Participant in its employ, or require any Participant to continue in the employ of the Company, nor does the Plan create any rights of any Participant or Spouse, nor any obligations on the part of the Company, other than those set forth herein.  The benefits payable under this Plan will be independent of, and in addition to, any other agreements that may exist from time to time concerning any other compensation or benefits payable by the Company.

          6.02     Right to Benefits.  The sole interest of each Participant and each Beneficiary of a Participant under the Plan will be to receive the benefit provided herein as and when the same becomes due and payable in accordance with the terms hereof, and neither any Participant nor any Beneficiary of the Participant will have any right, title, or interest in or to any of the specific assets of the company.  All benefits hereunder will be paid solely from the general assets of the Company, and the Company will not maintain any separate fund or other segregated assets to provide any benefits hereunder.  In no manner will any assets of the Company be deemed or construed through any of the provisions of this Plan to be held in trust for the benefit of any Participant or  Spouse or to be collateral security for the performance of the obligations imposed by this Plan on the Company.  The rights of any Participant hereunder and any Spouse of the Participant will be solely those of a general unsecured creditor of the Company.

          6.03     Amendment and Termination.  While the Company hopes to continue this Plan indefinitely, the Plan may be amended, suspended, or terminated at any time by the Board or the Committee.  In the event it should at any time be determined for any reason by an applicable agency of the United States government or by any court of applicable jurisdiction that the Plan does not qualify for the exclusion of ERISA Sections 201(2), 301(a)(3), and 401(a)(1), the affected portion of the Plan will be deemed terminated as of the date of such determination unless alternative action is taken by the Board.  Notwithstanding the foregoing, no such amendment, suspension or termination of the Plan may in any way adversely alter or impair any of the rights of the then existing Participants under the Plan.

          6.04     No Duty to Mitigate.  No Participant shall be required to mitigate the amount of any benefit provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any benefit provided for in this Plan be reduced by any compensation earned or benefit received by a Participant as a result of employment, self-employment, retirement benefits or by offset against any amount claimed to be owed by Participant to the Company or otherwise.

{Signature Page follows}

IN WITNESS WHEREOF, the Company has caused this amendment and restatement of the Plan to be signed by it duly authorized officer to be effective as of November 15, 2001.

VARCO INTERNATIONAL, INC.

By:	/s/ GEORGE BOYADJIEFF

George Boyadjieff,
Chairman of the Board and Chief Executive Officer
And:	/s/ JOHN F. LAULETTA

John F. Lauletta,
President and Chief Operating Officer

EXHIBIT A

AMENDMENT AND RESTATEMENT OF THE
VARCO INTERNATIONAL, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Effective as of November 15, 2001)

Executive Officers of the Company who are Participants as of the Effective Date
and are entitled to the benefits set forth in this Amendment and Restatement of the Supplemental Executive Retirement Plan (Effective as of November 15, 2001)

George Boyadjieff

John F. Lauletta

Joseph C. Winkler

Michael W. Sutherlin

Haynes B. Smith

James F. Maroney, III

Kenneth L. Nibling

Clay C. Williams

EXHIBIT B

AMENDMENT AND RESTATEMENT OF THE
VARCO INTERNATIONAL, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Effective as of November 15, 2001)

Other Participants Who Are Entitled Only To the Benefits set forth in the Supplemental Executive Retirement Plan prior to its
Amendment and Restatement Effective as of November 15, 2001

Roderick Abbott

Robert DeVries

Robert Gondek

Mark Merit

Roger Morgan

Jerry Gill

Theresa Hope-Reese

Maurice Jacques

Richard Kertson

Donald Stichler